Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com
Alexander & Baldwin Reports Second Quarter 2017 Financial Results
Honolulu (August 2, 2017) - Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the second quarter of 2017 ("2Q17").

2Q17 Financial Highlights

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Fully-diluted earnings per share from continuing operations available to A&B shareholders ("EPS") was $0.07 for 2Q17, compared to $0.06 for the second quarter of 2016 ("2Q16"). Both 2Q17 and 2Q16 EPS include REIT conversion costs of $0.03.

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Commercial Real Estate (“CRE”) 2Q17 operating profit was $13.4 million, compared to $14.7 million in the prior year, a decline of $1.3 million, substantially driven by realignment of internal costs. Same-store net operating income[1] ("NOI") for 2Q17 increased 4.7%, including Hawaii retail same-store NOI[1] that was up 5.1%.

•	Portfolio occupancy at the end of 2Q17 increased 70 basis points ("bps") to 94.1%, fueled by a 140 bps increase in Hawaii portfolio occupancy.

•	Comparable 2Q17 cash leasing spreads of 19.8%, including a strategic anchor renewal with Regal Cinema at Pearl Highlands Center.

•	Materials & Construction 2Q17 operating profit improved to $6.7 million from $4.9 million for 2Q16.

2017 Strategic Accomplishments

•	Elected to be a real estate investment trust ("REIT") effective for the 2017 taxable year.

•	Appointed REIT-experienced board director and chief financial officer.

•	Acquired the Honokohau Industrial center in June for $10.1 million with proceeds from sales of non-income producing assets.

•	Advanced redevelopment and development projects like Lau Hala Shops and Ho'okele Shopping Center.

•	Redeployed agricultural lands into diversified agriculture activities such as ranching, renewable energy, and food and energy crops.
"We're achieving our strategic objective of commercial real estate growth as evidenced by a solid increase in same-store NOI during the quarter and comparable leasing spreads of 19.8%. On the acquisitions front, in June, we added the 73,200-square-foot Honokohau Industrial center on the Island of

Hawaii to our CRE portfolio, which was completely funded with 1031 sales proceeds from non-income producing properties. Taken together with the recent announcement of our conversion to a REIT, these actions position us for continued growth as a Hawaii-focused commercial real estate company," said Chris Benjamin, president & chief executive officer. "Land Operations contributed modestly to quarter earnings while Materials & Construction's financial performance in the second quarter improved compared to the first quarter of 2017 and last year's second quarter."

Financial Results
Consolidated Results 2Q17 vs. 2Q16
The Company reported consolidated income from continuing operations available to A&B shareholders, net of taxes, of $3.7 million, or $0.07 per diluted share, for 2Q17, compared to $3.1 million, or $0.06 per diluted share, for 2Q16. Results for 2Q17 included $1.6 million of after-tax costs ($2.2 million pre-tax), or $0.03 per diluted share, related to the Company's conversion to a REIT, compared to $1.5 million of after-tax costs ($1.9 million pre-tax), or $0.03 per diluted share for 2Q16.
Net income attributable to A&B shareholders (which includes the effect of discontinued operations) was $4.3 million, or $0.09 per diluted share, for 2Q17, compared to a net loss attributable to A&B shareholders of $0.7 million, or $0.01 per diluted share, for 2Q16. In addition to the aforementioned REIT conversion costs, results for 2Q17 and 2Q16 included the discontinued operations of Hawaiian Commercial & Sugar (HC&S)—$0.8 million, or $0.02 per diluted share of after-tax income for 2Q17 and $3.7 million, or $0.07 per diluted share, of after-tax losses, for 2Q16.
Revenue for 2Q17 was $98.1 million, compared to revenue of $82.0 million for 2Q16. The increase in revenue primarily is attributable to increased Materials & Construction revenue and development and parcel sales, partially offset by lower commercial real estate revenue due to the timing of the Manoa Marketplace acquisition in January 2016 and related dispositions of mainland assets in June 2016.

Segment Performance 2Q17 vs. 2Q16
Commercial Real Estate. CRE performed well in 2Q17, although increased G&A expenses and the Manoa Marketplace exchange timing impacted CRE operating profit, lowering it from $14.7 million for 2Q16 to $13.4 million for 2Q17. Increased G&A expense reflects the Company’s strategic shift to focus on the growth of the commercial real estate portfolio through acquisition, development and redevelopment, resulting in a reallocation of certain personnel costs to the CRE segment, as well as the temporary overlap in personnel costs related to bringing property management and leasing in-house while transitioning from existing third-party property management arrangements. Same-store NOI1 increased by 4.7% in the quarter, compared to 2Q16. Supporting the same-store NOI growth were improvements in Hawaii occupancy, which increased by 140 bps, improved performance from the Kailua Town retail assets and retroactive rent received on a ground lease that was renewed in 2Q17. For the quarter, Hawaii properties produced 87% of total same-store NOI and mainland properties produced 13%.
Portfolio-wide CRE occupancy improved 70 bps to 94.1% at the end of 2Q17 from 93.4% at the end of 2Q16. Hawaii occupancy improved 140 bps at the end of 2Q17 to 93.8% from 92.4% at the end of 2Q16, and mainland occupancy fell 30 bps from 94.9% at the end of 2Q16 to 94.6% at the end of 2Q17.
In 2Q17, the Company executed 57 leases, 43 of which were comparable (either renewals or new leases of the same space within 12 months) and were renewed/re-leased with cash leasing spreads of 19.8%, which includes a strategic renewal of a 47,700-square-foot lease with Regal Cinema, an anchor tenant at Pearl Highlands Center.
Land Operations. Land Operations posted 2Q17 operating profit of $1.7 million. Results for 2Q17 included the sale of a 3-acre parcel at Wailea, Maui for $3.6 million, and vacant parcel sales on Oahu and Maui totaling $1.4 million (operating profit contribution for the three sales amounted to $2.1 million). Results also included joint venture sales of four Kukui’ula units and four Ka Milo units (equity in earnings of real estate joint ventures totaled $0.6 million). Offsetting the operating profit contribution from these sales were a $0.2 million write down of the Company's investment in the Waihonu solar project (recognition of tax benefits related to the project reduce the carrying value of this tax equity investment) and segment and agricultural operations net expenses.
In 2Q16, the segment’s operating loss was $11.5 million, which was primarily driven by a $9.5 million reduction in the carrying value of the Waihonu solar project. Segment operating loss also included joint venture expenses that were partially offset by joint venture sales of two units at Kukui`ula and three units at Ka Milo (equity in losses of real estate joint ventures totaled $0.1 million). The remaining operating loss was primarily attributable to segment and agricultural operations net expenses.
Materials & Construction. The segment posted operating profit of $6.7 million for 2Q17, compared to $4.9 million for 2Q16, and EBITDA1 of $9.8 million for 2Q17, compared to $7.9 million for 2Q16. 2Q17 operating profit and EBITDA were higher due to a 63.9% increase in tons of asphalt placed in 2Q17, compared to 2Q16, despite continued margin pressure from competitor pricing for paving work and weather. As a result of the high amount of completed and billed work and a lower number of major bids offered by governmental entities during 2Q17, backlog2 declined by 11.7% from the end of 2016 to $214.6 million at the end of 2Q17.
Other.     Interest expense declined from $6.8 million for 2Q16 to $6.2 million for 2Q17, due primarily to lower borrowings during 2Q17, compared to 2Q16. There were no sales of improved properties in 2Q17. Gain on sale of improved property of $8.0 million for 2Q16 relates to the sale of three mainland commercial properties to complete the funding for the Manoa Marketplace acquisition. General corporate expenses were higher, increasing to $5.9 million for 2Q17 from $4.0 million for 2Q16. The increase was primarily due to higher personnel-related and compensation costs, and professional services fees. Separately, REIT conversion costs for 2Q17 amounted to $2.2 million, compared to $1.9 million for 2Q16. The Company reported income tax expense of $3.5 million in 2Q17. The effective tax rate was higher than the statutory rate due to the non-deductibility of certain REIT conversion costs.

Consolidated Results Year to date through June 30, 2017 ("1H17") vs. Year to date through June 30, 2016 ("1H16")
The Company reported consolidated income from continuing operations available to A&B shareholders, net of taxes, of $8.1 million, or $0.16 per diluted share, for 1H17, compared to $6.8 million, or $0.14 per diluted share, for 1H16. Results for 1H17 included $5.0 million of after-tax costs ($7.0 million pre-tax), or $0.10 per diluted share, related to the REIT conversion, compared to $1.5 million of after-tax costs ($1.9 million pre-tax), or $0.03 per diluted share for 1H16.
Net income attributable to A&B shareholders (including discontinued operations) was $10.6 million, or $0.23 per diluted share, for 1H17, compared to a net loss attributable to A&B shareholders of $8.2 million, or $0.16 per diluted share, for 1H16. In addition to the REIT conversion costs, results for 1H17 included $3.2 million, or $0.07 per diluted share, of after-tax income from discontinued HC&S operations. Results for 1H16 included $14.5 million of after-tax losses, or $0.30 per diluted share, from discontinued HC&S operations.
Revenue for 1H17 was $191.3 million, compared to revenue of $173.4 million for 1H16. The increase in revenue is primarily attributable to increased Materials & Construction revenue and development and parcel sales, partially offset by lower CRE revenue due to the timing of the Manoa Marketplace acquisition in January 2016 and related dispositions of mainland assets in June 2016.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Commercial Real Estate	$33.8	$34.5	$67.5	$69.3
Land Operations	12.1	5.5	23.1	11.5
Materials & Construction	52.2	42.0	100.7	92.6
Total revenue	98.1	82.0	191.3	173.4
Operating Profit (Loss):
Commercial Real Estate	13.4	14.7	27.7	27.8
Land Operations	1.7	(11.5)	(0.7)	(14.8)
Materials & Construction	6.7	4.9	12.3	12.9
Total operating profit	21.8	8.1	39.3	25.9
Interest expense	(6.2)	(6.8)	(12.4)	(13.7)
Gain on the sale of improved property	—	8.0	3.0	8.0
General corporate expenses	(5.9)	(4.0)	(11.6)	(10.8)
REIT evaluation/conversion costs	(2.2)	(1.9)	(7.0)	(1.9)
Income from Continuing Operations Before Income Taxes	7.5	3.4	11.3	7.5
Income tax expense	(3.5)	(0.3)	(2.7)	(0.6)
Income from Continuing Operations	4.0	3.1	8.6	6.9
Income (loss) from discontinued operations, net of income taxes	0.8	(3.7)	3.2	(14.5)
Net Income (Loss)	4.8	(0.6)	11.8	(7.6)
Income attributable to noncontrolling interest	(0.5)	(0.1)	(1.2)	(0.6)
Net Income (Loss) Attributable to A&B	$4.3	$(0.7)	$10.6	$(8.2)

Basic Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$0.08	$0.06	$0.16	$0.14
Discontinued operations	0.02	(0.07)	0.07	(0.30)
Net income (loss)	$0.10	$(0.01)	$0.23	$(0.16)
Diluted Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$0.07	$0.06	$0.16	$0.14
Discontinued operations	0.02	(0.07)	0.07	(0.30)
Net income (loss)	$0.09	$(0.01)	$0.23	$(0.16)

Weighted-Average Number of Shares Outstanding:
Basic	49.2	49.0	49.1	49.0
Diluted	49.6	49.4	49.6	49.3

Amounts Available to A&B Shareholders:
Continuing operations, net of income taxes	$3.7	$3.1	$8.1	$6.8
Discontinued operations, net of income taxes	0.8	(3.7)	3.2	(14.5)
Net income (loss)	$4.5	$(0.6)	$11.3	$(7.7)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions, Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets	$159.0	$138.3
Investments in Affiliates	398.7	390.8
Real Estate Developments	184.5	179.5
Property – Net	1,235.1	1,231.6
Intangible Assets – Net	50.3	53.8
Goodwill	102.3	102.3
Other Assets	47.1	60.0
Total Assets	$2,177.0	$2,156.3

Liabilities & Equity
Current liabilities	$128.2	$165.1
Long-term Liabilities:
Long-term debt	530.8	472.7
Deferred income taxes	182.8	182.0
Accrued pension and post-retirement benefits	63.7	64.8
Other non-current liabilities	43.1	47.7
Redeemable noncontrolling interest	10.8	10.8
Equity	1,217.6	1,213.2
Total Liabilities & Equity	$2,177.0	$2,156.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW
(In Millions, Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities:
Net income (loss)	$11.8	$(7.6)
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	21.0	54.9
Deferred income taxes	0.1	(19.5)
Gains on asset transactions, net of impairment losses	(12.1)	1.6
Share-based compensation expense	2.2	2.1
Investment in affiliates, net of distributions	5.8	(1.9)
Changes in operating assets and liabilities:
Trade, contracts retention, and other receivables	(6.3)	11.0
Costs and estimated earnings in excess of billings on uncompleted contracts - net	0.6	2.9
Inventories	9.2	(10.1)
Prepaid expenses, income tax receivable and other assets	(3.7)	10.6
Accrued pension and post-retirement benefits	1.6	3.1
Accounts payable and contracts retention	(3.6)	(7.0)
Accrued and other liabilities	(36.6)	(5.3)
Real estate inventory sales (real estate developments held for sale)	2.9	—
Expenditures for real estate inventory (real estate developments held for sale)	(9.5)	(5.0)
Net cash provided by (used in) operations	(16.6)	29.8

Cash Flows from Investing Activities:
Capital expenditures for property, plant and equipment	(23.4)	(99.8)
Capital expenditures related to 1031 commercial property transactions	—	(6.2)
Proceeds from disposal of property and other assets	9.7	1.9
Proceeds from disposals related to 1031 commercial property transactions	6.9	59.3
Payments for purchases of investments in affiliates and other investments	(23.9)	(26.4)
Proceeds from investments in affiliates and other investments	2.0	3.0
Change in restricted cash associated with 1031 transactions	5.4	16.2
Net cash used in investing activities	(23.3)	(52.0)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	83.5	132.0
Payments of long-term debt and deferred financing costs	(35.1)	(94.3)
Borrowings (payments) on line-of-credit agreement, net	11.4	(4.9)
Distribution to noncontrolling interests	(0.2)	(0.5)
Dividends paid	(6.9)	(5.9)
Proceeds from issuance (repurchase) of capital stock and other, net	(4.0)	0.9
Net cash used in financing activities	48.7	27.3

Net increase in cash and cash equivalents	8.8	5.1
Cash and cash equivalents, beginning of period	2.2	1.3
Cash and cash equivalents, end of period	$11.0	$6.4

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company’s and segment’s core operating results, future cash flow generation and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
NOI is a non-GAAP measure used by the Company in evaluating the segment’s operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of core operations, on an unlevered basis, over time. NOI should be not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
NOI is presented for the Commercial Real Estate segment, and is calculated by adjusting segment operating profit for depreciation and amortization, straight-line lease adjustments, and general, administration and other expenses. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies.
A reconciliation of Commercial Real Estate segment operating profit to Commercial Real Estate segment NOI is as follows:

	Quarter Ended June 30,
(In millions, unaudited)	2017			2016
	Hawaii	Mainland	Total	Hawaii	Mainland	Total	% Change
Commercial Real Estate Operating Profit	$12.4	$1.0	$13.4	$13.0	$1.7	$14.7
Adjustments:
Depreciation and amortization	5.0	1.5	6.5	5.2	2.1	7.3
Straight-line lease adjustments	(0.5)	—	(0.5)	(0.7)	—	(0.7)
General, administrative and other expenses	2.5	0.3	2.8	0.8	0.2	1.0
Commercial Real Estate NOI	$19.4	$2.8	$22.2	$18.3	$4.0	$22.3	(0.4)
Acquisitions/disposition and other adjustments	(0.1)	—	(0.1)	0.1	(1.3)	(1.2)
Commercial Real Estate Same-Store NOI	$19.3	$2.8	$22.1	$18.4	$2.7	$21.1	4.7

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a non-GAAP measure used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA is as follows:

	Quarter Ended June 30,
(In millions, unaudited)	2017	2016	% Change
Materials & Construction Operating Profit	$6.7	$4.9
Depreciation and amortization	3.1	3.0
Materials & Construction EBITDA	$9.8	$7.9	24.1

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[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory ($23.6 million of contracts won as of June 30, 2017 is pending formal communication). Backlog primarily consists of asphalt paving and, to a lesser extent, Grace Pacific’s consolidated revenue from its Prestress and construction-and traffic control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's total backlog at June 30, 2017 and 2016 was $16.7 million and $17.1 million, respectively.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii corporation, and has elected to qualify as a Real Estate Investment Trust (REIT) beginning with the 2017 tax year. A&B owns, operates and manages 4.8 million square feet of retail, industrial and office space primarily in Hawaii and on the U.S. Mainland, and is the largest owner of grocery/drug-anchored retail centers in Hawaii. Our Hawaii footprint extends beyond commercial real estate and includes interest in land operations and materials and infrastructure construction, which are operated under a Taxable REIT Subsidiary (TRS). With ownership of approximately 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. A&B also is Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. These forward-looking statements include, but are not limited to, statements concerning the potential benefits or impact of the Company’s REIT status.
Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and the following: (i) the Company’s ability to remain qualified as a REIT, particularly given the need to apply highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, and make various factual determinations concerning matters and circumstances not entirely within the Company’s control; (ii) the risk that the REIT requirements could limit the Company’s financial flexibility; (iii) the Company’s limited experience operating as a REIT; (iv) the potential for satisfying the REIT requirements to divert management’s attention from traditional business concerns; (v) the Company’s ability to pay dividends consistent with the REIT requirements, and expectations as to timing and amounts of such dividends; (vi) the ability of the Company’s Board of Directors to revoke the Company’s REIT status without shareholder approval; (vii) the possibility that the anticipated benefits of the Company’s REIT status will not be realized, or will not be realized within the expected time period; and (viii) the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements.
A further description of these and other and other important risks, trends, uncertainties and other factors that could affect the forward-looking statements in this press release are discussed in Company’s most recent Form 10-K and other filings with the SEC. The information contained in this press release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company’s forward-looking statements.

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